    As filed with the Securities and Exchange Commission on January 17, 2001
                                                    Registration No. 333-_______
            --------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        THE REYNOLDS AND REYNOLDS COMPANY
             (Exact name of registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                   31-0421120
                      (I.R.S. Employer Identification No.)

                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            DOUGLAS M. VENTURA, ESQ.
                        The Reynolds and Reynolds Company
                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------------
  Title of each class         Amount to be          Proposed maximum        Proposed maximum            Amount of
  of securities to be          registered         offering per unit(1)      aggregate offering      registration fee(1)
      registered                                                                  price
------------------------------------------------------------------------------------------------------------------------
    Class A Common               24,590                  $20.63                 $507,292                   $127
  Stock, no par value
------------------------------------------------------------------------------------------------------------------------

1 Calculated pursuant to Rule 457(c) promulgated thereunder based upon the average of the high and low prices of the Class A Common Stock, no par value, on the New York Stock Exchange on January 11, 2001 as reported in The Wall Street Journal.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402
                                 (937) 485-2000

                          24,590 Class A Common Shares
                                 (no par value)


         Our shareholder, Martin S. Rood, is offering for sale up to 24,590 shares of our Class A Common Stock, no par value, under this prospectus. Each share of common stock includes a right to purchase a unit consisting of one one-thousandth (.001) of a share of our Series A Participating Preferred Shares, no par value, at a price of $80 per unit, subject to certain adjustments. Since May 17, 1991, we have issued one right with each share of common stock that becomes outstanding.

         Mr. Rood may offer his common stock for sale from time to time on the New York Stock Exchange or in the over-the-counter market at the prevailing market prices. Our common stock is listed on the New York Stock Exchange under the symbol "REY." The reported closing price of our common stock on the New York Stock Exchange on January 11, 2001 was $20.75 per share. We will not receive any portion of the proceeds from sales made under this prospectus.

         Mr. Rood has not entered into any arrangement or agreement with any broker or dealer for the offering or sale of his common stock. In any transaction, Mr. Rood may be deemed an "underwriter" as defined in the Securities Act of 1933, as amended.


                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------


                    This prospectus is dated January 17, 2001.

                     ABOUT THE REYNOLDS AND REYNOLDS COMPANY

         The Reynolds and Reynolds Company was founded in 1866 and incorporated under the laws of the State of Ohio in 1889. We are North America's leading providers of retail and enterprise management solutions to automotive retailers. We provide automotive retailers a comprehensive range of integrated automotive retailing solutions including systems and support, networking and web services, consulting and learning services, e-business and customer relationship management applications and services, and a complete line of paper-based and electronic business forms and integrated document management systems.

         Our principal offices are located at 115 South Ludlow Street, Dayton, Ohio 45402 and our general telephone number is (937) 485-2000.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's public reference rooms located at: Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; or 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings are also available to the public on the website maintained by the SEC at "http://www.sec.gov." Our Class A Common Stock is listed on the New York Stock Exchange and reports, proxy and information statements, and other information concerning us can be inspected at the exchange located at 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering of shares is terminated, comprise the incorporated documents:

         (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 which was filed with the SEC on December 29, 2000;

         (b) The description of our common stock set forth in our Registration Statement on Form 8-A/A which was filed with the SEC on October 20, 1998; and

         (c) The description of the rights to purchase a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Shares set forth in our Registration Statement on Form 8-A which was filed with the SEC on May 8, 1991.

         Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this document other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to 115 South Ludlow Street, Dayton, Ohio 45402, Attention: Mr. Douglas M. Ventura, General Counsel and Secretary, or contact us by telephone at: (937) 485-2000.


                               SELLING SHAREHOLDER

         On June 15, 1995, we entered into an agreement with Dealer Internet Services Corporation, Rood Motors, Inc., Crown Motors, Inc., Martin S. Rood and Peter M. Wilson whereby we acquired substantially all of the assets of Dealer Internet Services Corporation, a web services firm. The purchase price for the assets was $1,850,000 plus, the assumption of certain liabilities plus, a contingent future right to receive additional consideration based upon the performance of the acquired business. The purchase price was paid by delivering 63,890 shares of our Class A Common Stock to Dealer Internet. The resale of these shares by Dealer Internet and subsequent distributions of these shares from Dealer Internet to Peter Wilson and Martin Rood were registered on Registration Statement No. 33-6725 filed with the SEC on August 10, 1995.

         Pursuant to the Acquisition Agreement, Martin Rood and Peter Wilson are entitled to receive additional shares of our Class A Common Stock based upon the performance of the acquired business. In November 1997, we entered into an agreement with Mr. Wilson whereby he exchanged his rights to the future compensation based on performance of the acquired business for 1,618 shares of our Class A Common Stock. The resale of the 1,618 shares by Mr. Wilson are covered by Registration Statement No. 333-41985 filed with the SEC on December 11, 1997. Pursuant to the Acquisition Agreement, we delivered 24,590 shares of our Class A Common Stock to Mr. Rood as final payment under the Acquisition Agreement for the final year we evaluated the performance of the acquired business. This registration statement registers the resale by Mr. Rood of the 24,590 shares.

         The table below sets forth certain information concerning Mr. Rood, including the number of shares he desires to sell.

-----------------------------------------------------------------------------------------------------------
                                                         NUMBER OF CLASS A
                                                           COMMON SHARES              NUMBER OF CLASS A
                                                        OWNED PRIOR TO THIS          COMMON SHARES BEING
               SELLING SHAREHOLDER                           OFFERING                      OFFERED
               -------------------                           --------                      -------
-----------------------------------------------------------------------------------------------------------
Martin S. Rood(1)                                             24,590                       24,590
      15562 Lake Shore Boulevard N.E.
      Seattle, WA 98155
-----------------------------------------------------------------------------------------------------------

(1) During the past three years, Mr. Rood has not held any position, office or had any other material relationship with us.

                                 USE OF PROCEEDS

         All proceeds from the sale of the Class A Common Stock covered by this prospectus will go to Martin Rood. We will not receive any proceeds from sales of the shares offered by this prospectus. We will pay all expenses of registering the shares under the Securities Act of 1933, as amended, on behalf of Mr. Rood, but Mr. Rood will pay any brokerage fees or commissions incurred in connection with selling his shares, as well as any federal or state income taxes on the proceeds of any resale.

                              PLAN OF DISTRIBUTION

         Martin Rood has informed us that he desires to be in a position to sell his shares from time to time on the New York Stock Exchange or in the over-the-counter market, in one or more transactions, at the prevailing market prices. He has not entered into any arrangements or agreements with any broker or dealer for the offering or sale of his shares nor has he entered into any off-market negotiated transactions. Mr. Rood may, however, engage a broker-dealer and negotiate and pay broker-dealer commissions, discounts or concessions for their services. Mr. Rood's sale or resale of the Class A Common Stock may qualify him as an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the "Securities Act"). If Mr. Rood qualifies as an "underwriter," he will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Our registration of the shares does not necessarily mean that Mr. Rood will sell all or any portion of his shares.

                                  LEGAL OPINION

         For purposes of this offering, Douglas M. Ventura, Esq. is giving his opinion of the validity of the shares. Mr. Ventura serves as our General Counsel and Secretary.


                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses payable by us in connection with the registration of the shares to be sold by the selling shareholder, Martin S. Rood. None of these expenses will be borne by the selling shareholder:

         Securities and Exchange Commission Registration Fee                                   $    127
         Accountants' fees and expenses                                                        $  3,500*
         Legal fees and expenses                                                               $  2,000*
         Financial printer fees                                                                $  1,000*
                                                                                               ---------
                  Total                                                                        $  6,627*

         * Estimated

         The selling shareholder will pay brokerage fees or commissions incurred in connection with the resale of the registered securities, as well as any federal or state income taxes on the proceeds of any resale.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 1701.13(E) of the Ohio Revised Code, we are permitted to indemnify any of our directors, officers, employees or agents against costs and expenses incurred in connection with any action, suit or proceeding brought against any such person by reason of his/her having served us in such capacity, provided that he/she meets certain "good faith" tests provided by law, and provided further that, with respect to suits brought on behalf of us, he/she is not adjudged to be liable for negligence or misconduct unless the relevant court finds indemnification to be nevertheless appropriate in view of all the circumstances. The statute also provides that in the event an officer or director has been successful on the merits in defense of any such action, suit or proceeding, such officer or director shall be indemnified by us against actual and reasonable expenses in connection therewith.

         Article Ninth of our Amended Articles of Incorporation provides that, as more specifically set forth in our Consolidated Code of Regulations, we may provide to any of our directors, officers, other employees or agents or any person who serves at our request as a director, trustee, other employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the maximum indemnification permitted under Section 1701.13(E) of the Ohio Revised Code, including amendments thereto, or any comparable provisions of any future Ohio statute.

         Paragraph B of Section 1 of Article IX of our Consolidated Code of Regulations provides for indemnification of our directors, officers and employees, and persons who, at our request, act as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with any action as to which he/she was or is or may be made a party by reason of his/her acting in such capacity, involving a matter as to which it shall be determined, as provided therein, that he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal matter or proceeding, in addition, that he/she had no reasonable cause to believe that his/her conduct was unlawful; provided, however, that in the case of an action by us or on our behalf to procure a judgment in our favor, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his/her duty to us unless, and only to the extent that, the Court of Common Pleas or other court where such action was brought shall determine such indemnification to be proper.

         Additionally, we have entered into indemnification agreements with each of our directors. Each agreement indemnifies the director to the fullest extent permitted by law. The agreements cover any and all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the director's role as our director, officer, employee, agent or fiduciary or when serving as our representative with respect to another entity. A director would not be entitled to indemnification in connection with a proceeding initiated by that director prior to a "change in control" (as that term is defined in each indemnification agreement) unless the proceeding was authorized or consented to by our board of directors. The indemnification agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director's obligation to repay (at our request) those advances if it is determined later that the director is not entitled to indemnification. If it is determined that (1) a director is not entitled to indemnification under applicable law and (2) the director challenges that determination in a court of law, the indemnification agreements provide that, subject to applicable law, the challenging director is entitled to indemnification for, and advancement of, all fees and expenses incurred in any such proceeding.

ITEM 16.                   EXHIBITS

         See Exhibit Index on page II-6.

ITEM 17.                   UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                           (i)    To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act of
                                  1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on January 17, 2001.

                                    THE REYNOLDS AND REYNOLDS COMPANY


                                    By:  /s/ Douglas M. Ventura
                                         ---------------------------------------
                                         Douglas M. Ventura, General Counsel and
                                         Secretary

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lloyd G. Waterhouse and Douglas M. Ventura and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all future amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David R. Holmes                                                                     January 17, 2001
----------------------------------------------------------------------
David R. Holmes, Chairman of the Board

/s/ Dale L. Medford                                                                     January 17, 2001
----------------------------------------------------------------------
Dale L. Medford, Vice President, Corporate Finance and Chief
Financial Officer (Principal Financial and Accounting Officer)
and Director

/s/ Lloyd G. Waterhouse                                                                 January 17, 2001
----------------------------------------------------------------------
Lloyd G. Waterhouse, Chief Executive Officer, President and
Director

/s/ Richard H. Grant, III                                                               January 17, 2001
----------------------------------------------------------------------
Richard H. Grant, III, Director

/s/ Allan Z. Loren                                                                      January 17, 2001
----------------------------------------------------------------------
Allan Z. Loren, Director

/s/ Eustace W. Mita                                                                     January 17, 2001
----------------------------------------------------------------------
Eustace W. Mita, Director

/s/ Philip A. Odeen                                                                     January 17, 2001
----------------------------------------------------------------------
Philip A. Odeen, Director

/s/ Donald K. Peterson                                                                  January 17, 2001
----------------------------------------------------------------------
Donald K. Peterson, Director

                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION

         (2)(a) Acquisition Agreement dated June 15, 1995 by and among The Reynolds and Reynolds Company, Rood Motors, Inc., Crown Motors, Inc., Dealer Internet Services Corporation, Martin S. Rood and Peter M. Wilson incorporated by reference to Exhibit 2 to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 10, 1995 (Registration No. 33-6725).

         (2)(b) Agreement dated November 24, 1997 between The Reynolds and Reynolds Company and Peter M. Wilson incorporated by reference to Exhibit 2b to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 11, 1997 (Registration No. 333-41985).

         (4)(a) Amended and Restated Articles of Incorporation of The Reynolds and Reynolds Company incorporated by reference to Exhibit A to our definitive proxy statement dated January 5, 1995, and filed with the Securities and Exchange Commission.

         (4)(b) Consolidated Code of Regulations of The Reynolds and Reynolds Company, incorporated by reference to Exhibit B to our definitive proxy statement dated January 8, 1990, and filed with the Securities and Exchange Commission.

         (4)(c)            Shareholder Rights Plan incorporated by reference to
                           Exhibit 1 to our Form 8-A, which was adopted on May 6, 1991, and filed with the Securities and Exchange Commission on May 8, 1991.

         (4)(d) The "Description of Registrant's Securities to be Registered" on page 2 of our Amended Registration Statement on Form 8-A/A which was filed with the Securities and Exchange Commission on October 20, 1998.

         (5) Opinion of Douglas M. Ventura, Esq., General Counsel of the Company.*

         (23) Consent of Deloitte & Touche LLP, independent auditors.*

         (24)              Power of Attorney (included on signature page).*


-----------------------------------------
         * Filed herein.